Exhibit d.10
Execution Copy

First Amendment Agreement
Dated as of June 17, 2008
to
Master Note Purchase Agreement Dated as of December 21, 2007
of

Tortoise Energy Capital Corporation

Table of Contents
(Not a part of this First Amendment Agreement)

-i-

Dated as of
June 17, 2008
To each of the holders (the “Noteholders”)
     listed in Schedule I to this First
     Amendment Agreement
Ladies and Gentlemen:
     Reference is made to (i) the Master Note Purchase Agreement dated as of December 21, 2007, by and among Tortoise Energy Capital Corporation, a Maryland corporation (the “Company”), and each of you (said Master Note Purchase Agreement being referred to as the “Note Agreement”) and (ii) the U.S. $100,000,000 aggregate principal amount of 6.07% Senior Notes, Series D, due December 21, 2014 of the Company (the “Notes”) issued under the Note Agreement. Capitalized terms used in this First Amendment Agreement (this “Amendment”) without definition shall have the meanings given such terms in the Note Agreement.
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company requests the amendment and waiver of certain provisions of the Note Agreement as hereinafter provided.
     Upon your acceptance hereof in the manner hereinafter provided and upon satisfaction of all conditions to the effectiveness hereof and receipt by the Company of similar acceptances from the Required Holders, this Amendment shall be effective, but only in the respects hereinafter set forth:
Section 1. Amendments To Note Agreement.
     Section 1.1. Section 7.1 of the Note Agreement is amended as follows:
     (a) Section 7.1(a)(i) of the Note Agreement is hereby amended and replaced with the following:
“(i) an unaudited balance sheet and schedule of investments of the Company and its Subsidiaries, as at the end of such quarter, and”
     (b) Each reference to “Form N-SAR” in Section 7.1(b) is hereby amended and replaced with a reference to “Form N-CSR,” and

Tortoise Energy Capital Corporation	First Amendment Agreement
     (c) Sections 7.1(a) and 7.1(b) of the Note Agreement are each hereby amended by adding the following at the end of each such respective Section:
“(except that, in addition, the Company agrees to also deliver hard copies of such financial statements to any holder of Notes within the time period required hereinabove if such holder has previously requested such delivery in writing)”
     Section 1.2. Section 7.2(a) of the Note Agreement is hereby amended by replacing the reference to “Sections 9.5, 9.6, 9.7 and 10.5” with a reference to “Sections 9.5, 9.6, 9.7, 10.5 and 10.6.”
     Section 1.3. Section 8.7 of the Note Agreement is hereby amended as follows:
     (a) Each reference to “Proposed Prepayment Date” in Section 8.7 is replaced with a reference to “Section 8.7 Proposed Prepayment Date.”
     (b) Section 8.7(b) of the Note Agreement is hereby amended to read as follows:
     “(b) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on the date specified in such offer (the “Section 8.7 Proposed Prepayment Date”) that is not less than 15 days and not more than 40 days after the date of such offer (if the Section 8.7 Proposed Prepayment Date shall not be specified in such offer, the Section 8.7 Proposed Prepayment Date shall be the first Business Day which is at least 30 days after the date of such offer).”
     (c) Section 8.7(c) of the Note Agreement is hereby amended by replacing the reference to “15 days” with “7 days.”
     Section 1.4. Section 8 of the Note Agreement is hereby amended by adding the following at the end thereof:
     Section 8.8. Prepayment of Notes upon Restricted Change.

Tortoise Energy Capital Corporation	First Amendment Agreement
     (a) Condition to Company Action. Within five (5) days of a Restricted Change, the Company shall give to each holder of Notes written notice containing a description, in reasonable detail, of the Restricted Change and constituting an offer to prepay the Notes as described in subparagraph (b) of this Section 8.8, accompanied by the certificate described in subparagraph (e) of this Section 8.8.
     (b) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder on the date specified in such offer (the “Section 8.8 Proposed Prepayment Date”) that is not less than 30 days and not more than 60 days after the date of such offer (if the Section 8.8 Proposed Prepayment Date shall not be specified in such offer, the Section 8.8 Proposed Prepayment Date shall be the first Business Day which is at least 45 days after the date of such offer).
     (c) Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company at least 10 days prior to the Section 8.8 Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute a rejection of such offer by such holder.
     (d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and without any Make-Whole Amount. The prepayment shall be made on the Section 8.8 Proposed Prepayment Date.
     (e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Section 8.8 Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid (which shall be 100% of the principal amount of such Note); (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Section 8.8 Proposed Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Restricted Change.
     (f) Definition of Restricted Change. A Restricted Change shall occur if either:
     (i) Tortoise Capital Advisors, LLC, a limited liability company organized under the laws of Delaware, shall no longer be the investment advisor of the Company; or
     (ii) The Company invests less than 80% of its net assets, plus any borrowings for investment purposes, in equity securities of entities in the energy sector.

Tortoise Energy Capital Corporation	First Amendment Agreement
     Section 1.5. Section 9.7 of the Note Agreement is hereby amended by adding an “(a)” in the beginning of the first paragraph and by adding the following at the end thereof:
     “(b) The Company shall at all times maintain a current rating given by a NRSRO of at least Investment Grade with respect to the Notes and shall not at any time have any rating given by a NRSRO of less than Investment Grade with respect to the Notes.”
     Section 1.6. Section 10 of the Note Agreement is hereby amended by adding the following at the end thereof:
     “Section 10.6. Secured Debt. The Company will not at any time permit the aggregate principal amount of all indebtedness of the Company secured by any Lien on assets of the Company to be outstanding for more than 60 days at a time without re-payment thereof and shall not at any time permit the aggregate unpaid principal amount of all indebtedness of the Company secured by any Liens on assets of the Company to exceed an amount equal to 5% of the fair market value of all assets of the Company at the time of incurrence of any such indebtedness, provided, for the purposes of this Section 10.6, short sales, futures transactions and swap transactions effected in accordance with the 1940 Act and applicable interpretative guidance issued by the SEC will not be prohibited or restricted by this Section 10.6.
     Section 1.7. Section 11(c) of the Note Agreement is hereby amended to read as follows:
     “(c) The Company defaults in the performance of or compliance with any term contained in Sections 7.1(d), 8.7, 8.8, 9.7, 10.5 or 10.6; or any covenant in a Supplement which provides that it shall have the benefit of this paragraph (c); or”
     Section 1.8. Section 11(f) of the Note Agreement is hereby amended to read as follows:
     “(f) (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared

Tortoise Energy Capital Corporation	First Amendment Agreement
(or (i) prior to April 1, 2009, for a period of not less than 30 days (at all times during which time no remedies have been exercised) one or more Persons are entitled to declare such indebtedness to be or (ii) on or after April 1, 2009, one or more Persons are entitled to declare such indebtedness to be) due and payable before its stated maturity or before its regularly scheduled dates of payment; or”
     Section 1.9. Section 11 of the Note Agreement is hereby further amended by deleting the “.” at the end of Section 11(i) and adding the following:
     “;or
     (j) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
     (k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000 (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

Tortoise Energy Capital Corporation	First Amendment Agreement
As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.”
     Section 1.10. Section 15.1 of the Note Agreement is hereby amended by adding the following at the end of the first sentence:
     “and (d) such reasonable attorneys’ fees of one special counsel for holders of the Notes incurred in connection with the preparation and filing of those forms as may be required by the 1940 Act or as a result of the status of the Company as an investment company under the 1940 Act”
     Section 1.11. Schedule B to the Note Agreement is hereby amended by deleting the definitions of “Discounted Value”, “Market Value” and “Senior Debt” and adding the following definitions to be inserted alphabetically:
     “Discounted Value” (i) for purposes of determining the Make-Whole Amount for the Series D Notes is defined in Section 8.6, (ii) for purposes of determining the Make-Whole Amount for any other series of Notes is defined in the respective Supplement and (iii) for any other purpose in this Agreement, means the quotient of the Market Value of an Eligible Asset divided by the applicable Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.
     “Form D” means a Notice of Sale of Securities under Regulation D, Section 4(b) and/or Uniform Limited Offering Exemption under the Securities Act.
     “Form N-CSR” is defined in Section 7.1(b).
     “Investment Grade” means a rating of at least (i) “Baa3” or higher by Moody’s, (ii) “BBB” or higher by Fitch or (iii) its equivalent by any other NRSRO.
     “Market Value” means the market value of an asset of the Company determined as follows: For equity securities traded on an exchange, the value obtained from readily available market quotations based on the last sales price or the closing price (or if such equity security is not traded on a date of determination, the mean of the most recent bid and asked prices), in each case as obtained from a pricing service approved by the Board of Directors of the Company. If an equity security is not traded on an exchange or a quote is not available from a pricing service approved by the Board of Directors of the Company, the value obtained from written broker-dealer quotations. For fixed-income securities, the value obtained from readily available market quotations based on the last sale price of a security on the day the Company values its assets or the market value obtained from a pricing service or the value obtained from a direct written broker-dealer quotation from a dealer who has made a market in the security. “Market

Tortoise Energy Capital Corporation	First Amendment Agreement
Value” for other securities will mean the value obtained pursuant to the Company’s valuation procedures as approved by the Board of Directors of the Company. If the market value of a security cannot be obtained, or the Company’s investment adviser determines that the value of a security as so obtained does not represent the fair value of a security, fair value for that security shall be determined pursuant to the valuation procedures adopted by the Board of Directors of the Company.
Section 2. Conditions Precedent.
     This Amendment shall not become effective until, and shall become effective on, the Business Day when each of the following conditions shall have been satisfied (the “Effective Date”):
     (a) Each Noteholder shall have received this Amendment, duly executed by the Company.
     (b) The Required Holders shall have consented to this Amendment as evidenced by their execution thereof.
     (c) The representations and warranties of the Obligors set forth in Section 3 hereof shall be true and correct as of the date of the execution and delivery of this Amendment and as of the Effective Date.
     (d) Any consents or approvals from any holder or holders of any outstanding security or indebtedness of the Company and any amendments of agreements pursuant to which any securities or indebtedness may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the holders and their special counsel.
     (e) Each Noteholder shall have received such certificates of officers of the Company as it may reasonably request with respect to this Amendment and the transactions contemplated hereby.
     (f) Each Noteholder shall have received opinions in form and substance satisfactory to them, dated the date of this Amendment, from Husch Blackwell Sanders LLP special counsel for the Company, covering the matters set forth in Exhibit A and covering such other matters incident to the transactions contemplated hereby as the holders or their counsel may reasonably request.
     (g) The Company shall have paid the fees and disbursements of the Noteholders’ special counsel, Chapman and Cutler LLP, incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and the transactions contemplated hereby which fees and disbursements are reflected in the statement of such special counsel delivered to the Company at the time of the execution and delivery of this Amendment.

Tortoise Energy Capital Corporation	First Amendment Agreement
     (h) All corporate and other proceedings in connection with the transactions contemplated by this Amendment and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.
Section 3. Representations and Warranties.
     The Company hereby represents and warrants that as of the date hereof and as of the date of execution and delivery of this Amendment:
     (a) This Amendment and the Note Agreement, as amended hereby, and the transactions contemplated hereby are within the corporate or limited liability company powers of the Company, have been duly authorized by all necessary corporate or limited liability company action on the part of the Company, and this Amendment and the Note Agreement, as amended hereby, have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.
     (b) After giving effect to this Amendment, there are no Defaults or Events of Default under the Note Agreement, as amended hereby.
     (c) The execution, delivery and performance by the Company of this Amendment and the Note Agreement, as amended hereby, does not and will not result in a violation of or default under (A) the articles of incorporation or articles of formation or bylaws or limited liability company agreement or any other charter or organizational document of the Company, (B) any agreement to which the Company is a party or by which it is bound or to which the Company or any of its properties is subject, (C) any order, writ, injunction or decree binding on the Company, or (D) any statute, regulation, rule or other law applicable to the Company.
     (d) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Amendment or the Note Agreement, as amended hereby except the Company may timely file this Amendment with the SEC after the Effective Date as required under Federal securities laws.
     (e) Other than this Amendment, there are no other amendments, modifications, supplements or waivers to the Note Agreement.
Section 4. Miscellaneous.
     Section 4.1. Except as amended herein, all terms and provisions of the Note Agreement and the Notes and related agreements and instruments are hereby ratified, confirmed and approved in all respects.

Tortoise Energy Capital Corporation	First Amendment Agreement
     Section 4.2. Each reference in the Note Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import in instruments or documents provided for in the Note Agreement or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Note Agreement, as amended hereby.
     Section 4.3. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.
     Section 4.4. This Amendment and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder. All covenants made by the Company herein shall survive the closing and the delivery of this Amendment.
     Section 4.5. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or email shall be as effective as delivery of a manually executed counterpart of this Amendment.
[Signature Page Follows]

Tortoise Energy Capital Corporation	First Amendment Agreement
     The execution hereof by the holders shall constitute a contract among the Company and the holders for the uses and purposes hereinabove set forth. This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Tortoise Energy Capital Corporation

By:

Name:

Title:

Tortoise Energy Capital Corporation	First Amendment Agreement
     This foregoing Amendment is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto.

The Northwestern Mutual Life Insurance Company
By

Name:
Its Authorized Representative

Tortoise Energy Capital Corporation	First Amendment Agreement

American Investors Life Insurance Company

By:	Aviva Capital Management, Inc., its authorized attorney-in-fact

By

Name:
Title:

Aviva Life and Annuity Company

By:	Aviva Capital Management, Inc., its authorized attorney-in-fact

By

Name:
Title:

Aviva Life Insurance Company

By:	Aviva Capital Management, Inc., its authorized attorney-in-fact

By

Name:
Title:

Tortoise Energy Capital Corporation	First Amendment Agreement

The Guardian Life Insurance Company of America

By

Name:
Title:

Tortoise Energy Capital Corporation	First Amendment Agreement

National Life Insurance Company

By

Name:
Title:

Life Insurance Company of the Southwest

By

Name:
Title:

Tortoise Energy Capital Corporation	First Amendment Agreement

Metropolitan Life Insurance Company

MetLife Reinsurance Company of Charleston

By:	Metropolitan Life Insurance Company, its investment manager

By

Name:
Title:
(executed by Metropolitan Life Insurance Company as investment manager to MetLife Reinsurance Company of Charleston as a Purchaser)

Tortoise Energy Capital Corporation	First Amendment Agreement

The Prudential Insurance Company of America

By

Name:
	Title:	Vice President

Tortoise Energy Capital Corporation	First Amendment Agreement

Employers Reassurance Corporation

By	GE Asset Management Incorporated, as Investment Manager

By

Name:
Title:

Outstanding Principal Amount
of Notes Held as of
Name of Holder	June 17, 2008
Series D

The Northwestern Mutual Life Insurance Company	$30,000,000

American Investors Life Insurance Company	$15,000,000

Aviva Life and Annuity Company	$10,000,000

Aviva Life Insurance Company	$2,000,000
$2,000,000
$1,000,000

The Guardian Life Insurance Company of America	$25,000,000

National Life Insurance Company	$10,000,000

Life Insurance Company of the Southwest	$5,000,000

Outstanding Principal Amount
of Notes Held as of
Name of Holder	June 17, 2008
Series E

MetLife Reinsurance Company of Charleston	$5,000,000

The Prudential Insurance Company of America	$10,000,000

Employers Assurance Corporation	$10,000,000
Schedule I
(to First Amendment Agreement)

Outstanding Principal Amount
of Notes Held as of
Name of Holder	June 17, 2008
Series F

Metropolitan Life Insurance Company	$40,000,000

The Prudential Insurance Company of America	$15,000,000

Employers Assurance Corporation	$10,000,000

I-2

Description of Opinion of Special Counsel
to the Company
     The opinion of Husch Blackwell Sanders LLP, special counsel for the Company, which is called for by Section 2(f) of the First Amendment Agreement (the “Amendment”), shall be dated the date of the Amendment and addressed to the holders, shall be satisfactory in scope and form to the holders and shall be to the effect that:
     1. The Amendment has been duly authorized by all necessary limited liability company action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
     2. There are no New York or United States Federal governmental or regulatory consents, approvals, authorizations, filings or registrations required by the Company in connection with the execution, delivery and performance of the Amendment.
     The opinion of the special counsel shall cover such other matters relating to the Amendment as the holders may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.
Exhibit A
(to First Amendment Agreement)